Calculation of Registration Fee
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
4.250% GM Financial Term Notes Due November 20, 2022	$2,202,000	$266.88
5.400% GM Financial Term Notes Due November 20, 2028	$1,568,000	$190.04
(1) Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended

								Filed under Rule 424(b)(2), Registration Statement No. 333-218881
						Pricing Supplement No. 37 - Dated Monday, November 19, 2018 (to: Prospectus dated June 21, 2017)
CUSIP	Selling	Gross	Net	Principal	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Price	Concession	Proceeds	Amount	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
37046ACX1	100%	0.950%	$2,181,081.00	$2,202,000.00	Fixed	4.250%	SEMI-ANNUAL	11/20/2022	5/20/2019	$20.90	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 11/20/2019 and Semi-Annually thereafter with 30 Calendar Days Notice.
GM Financial Term Notes will be subject to redemption at the option of General Motors Financial Company, Inc., in whole on the interest payment date occurring any time on or after 11/20/2019 at a redemption price equal to 100% of the principal amount of the GM Financial Term Notes, plus accrued interest thereon, if any, upon at least 30 Calendar Days prior notice to the noteholder and the trustee, as described in the Prospectus.

37046ACY9	100%	1.800%	$1,539,776.00	$1,568,000.00	Fixed	5.400%	SEMI-ANNUAL	11/20/2028	5/20/2019	$26.55	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 11/20/2019 and Semi-Annually thereafter with 30 Calendar Days Notice.
GM Financial Term Notes will be subject to redemption at the option of General Motors Financial Company, Inc., in whole on the interest payment date occurring any time on or after 11/20/2019 at a redemption price equal to 100% of the principal amount of the GM Financial Term Notes, plus accrued interest thereon, if any, upon at least 30 Calendar Days prior notice to the noteholder and the trustee, as described in the Prospectus.

	Offering Dates: Tuesday, November 13, 2018 through Monday, November 19, 2018	General Motors Financial Company, Inc.
	Trade Date: Monday, November 19, 2018 @12:00 PM ET	GM Financial Term Notes
	Settlement Date: Friday, November 23, 2018	Prospectus dated June 21, 2017
General Motors Financial Company, Inc.	Minimum Denomination/Increments:$1,000/$1,000
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.
Purchasing Agent: Incapital LLC
Agents: BofA Merrill Lynch, Morgan Stanley, RBC Capital Markets, Wells Fargo Advisors
Trustee: U.S. Bank National Association

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

Dealers purchasing Notes on an agency basis for client accounts shall purchase Notes at the public offering price. Notes sold by the Selected Dealers for their own account may be sold at the public offering price less a discount as specified above. Notes purchased by the Selected Dealers on behalf of level fee accounts may be sold to such accounts at the discount to the public offering price specified above, in which case, such Selected Dealers will not retain any portion of the sales price as compensation.

Legal Matters- Validity of the Notes:
In the opinion of Latham & Watkins LLP, as special counsel to General Motors Financial Company, Inc. (the “Company”), when the trustee has made an appropriate entry on Schedule 1 to the master registered global note that represents the notes (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of the Company and payment for the notes has been made in accordance with the terms of the indenture governing the notes and in the manner contemplated in this pricing supplement and the related prospectus and, if applicable, prospectus supplement, such notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law
(including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification or exculpation of, or contribution to, a party with respect to a liability where such indemnification, exculpation or contribution is contrary to public policy. This opinion is given as of the date hereof and is limited to the internal laws of the States of
New York and Texas. In addition, this opinion is subject to customary assumptions about the authorization, execution and delivery of the indenture governing the notes and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the notes and certain factual matters, all as stated in the opinion of Latham & Watkins LLP dated August 20, 2018, which has been filed by the Company as an exhibit to a Current Report on Form 8-K dated August 20, 2018.